Exhibit 99.2
Conference Call Transcript
INCX — Q2 2005 INTERCHANGE CORP Earnings Conference Call
Event Date/Time: Aug. 10. 2005 / 5:00PM ET
EVENT DURATION: N/A
CORPORATE PARTICIPANTS
Heath Clarke
Interchange — CEO
Bruce Crair
Interchange — COO
Doug Norman
Interchange — CFO
Landon Barretto
Interchange — Call Moderator
CONFERENCE CALL PARTICIPANTS
Randy Silverman
GunnAllen Financial — Analyst
Rich Ingrassia
Roth Capital Partners — Analyst
Craig Bradner
GunnAllen Financial — Analyst
Mike Tensil
GunnAllen Financial — Analyst
Clay Moran
Stanford Group — Analyst
Rich Ganall
iTrade Direct — Analyst
PRESENTATION

Landon Barretto - Interchange — Call Moderator
Good afternoon. My name is Landon Barretto (ph). And I’ll be the moderator for today’s presentation. Thank you for your interest in Interchange Corporation. With me today are Chairman and CEO of Interchange, Mr. Heath Clarke, COO Mr. Bruce Crair, the CFO Mr. Doug Norman. Mr. Clarke, Mr. Crair and Mr. Norman are going to discuss the company’s financial results for the second quarter 2005. At the conclusion of the prepared remarks, we’ll open the conference for questions.
Some of the discussions today will involve forward-looking statements. And I will now read you the following warning about reliance on forward-looking statements. Certain matters discussed during this conference call will include forward-looking statements within the meaning of Section 21E with the United States Securities and Exchange Act of 1934 as amended. All statements regarding potential results, future plans and objectives of the company, including those made regarding the expected results of modifications to the Company’s search traffic, the Company’s assumptions regarding the value, growth, margin and dependability of Local.com and the Company’s planned and future local search activities are forward-looking statements that involve various risks and uncertainties.

There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company’s expectations, include, but are not limited to, those factors that are disclosed under the heading of risk factors and elsewhere in the Company’s documents filed from time to time United States SEC and other regulatory authorities. Forward-looking statements made during today’s call are only made as of the date of this conference call, and the Company takes no obligation to publicly update such forward-looking statement through reflect subsequent events or circumstances. Gentlemen, please proceed.

Heath Clarke - Interchange — CEO
Thanks Landen, and welcome everyone joining this call today. I’d also like to welcome our new COO, Bruce Crair to his first earnings call with the Company. In line with guidance, we recorded revenues at $4.8 million, an 11% increase from the year ago period and a 20% decrease from the prior quarter. Our net loss was $0.10 per share also in line with guidance. We projected mid-range Q3 revenues of about $4.5 million, a 5% decrease from the second quarter.
We projected a net loss of $0.17 to $0.18 per share, which is approximately $1 million or $0.10 per share over our prior Q3 guidance. I would like to point out that this increased loss is not as a result of increased expense. It’s almost all attributed to revenue reduction. Doug will discuss our financials in more detail shortly. On our last call, I laid our 2 themes. Challenges in our national search business, and opportunities in the emerging local search market. I would like to keep with those themes for this call also.
National search. Although we hit our Q2 guidance, guidance for Q3 has been lowered due to the continued challenges in national search plus the seasonal third quarter slow down in internet usage. I remain unsatisfied with the overall performance of our national search business. We worked during the second quarter to optimize our traffic in order to deliver better return on investment to our advertisers. This optimization process resulted in the forecast drop in revenues.
This has had some positive aspects but not sufficient to deliver satisfactory growth, indeed any growth from this asset. I believe our national search business can be more effectively managed to generate revenues for our Company. We’re continuing our work on optimization of our network and we’re constantly evaluating new systems, processes and software solutions to improve our product. Our objective is to deploy additional enhancements to traffic management in order to improve the value of our distribution network to our advertisers.
We also intend to leverage our planned Local.com hosted search solution as a differentiator in our distribution deals. Something that has to wait until the launch of Local.com. We believe this will help us to garner additional distribution across our current network, as well as to more effectively compete with distribution on larger site that wish to offer local-search. So to summarize, although we hit our guidance, we’re not satisfied with this performance. We’re continuing to explore new ways to improve the value of and grow our national search business. This potential includes the use of Local.com to securing increased distribution of their current network, and to secure new deals with larger better known sites.
Local-search. Interchange launched Local.com yesterday in conjunction with our presence of the Search Engine Strategy’s Conference in San Jose. Local.com is a next generation consumer facing local-search engine. And represents the most visible application of our local-search technologies. We’re absolutely committed to the success of Local.com. We intend to grow Local.com into an important presence in the emerging local-search market. This market continues to grow from an estimated $160 million last year to over $400 million this year to around $3.4 billion in 2009.
The Kelsey Group estimates that around 12% of searches on the internet are local and commercial. Because local consumers convert into buyers at a greater rate than other types of search traffic, it could be argued that this 12% is the most valuable search traffic on the Internet. The crowning jewel of the search marketplace.
Importantly, the search marketplace is beginning to recognize this value. Our internal research showed that search engine marketers are gradually increasing in amount they pay for local-search click-throughs. While in some instances decreasing the amount paid for the equivalent national search click-throughs. For example on Yahoo! search marketing the search term “movers” has dropped since $3.02 to 2.67 since June. While “movers” New York has increased from $4.09 to $15.75.

And although the search term “plastic surgery” has increased by $0.50 from $2.47 to $3, plastic surgery Dallas is increased by $2.13 from 3.99 to $6.12. All these numbers are since June. They’re over a 2 month period. We believe these examples are representative of a broader trend in local search bid. And that is increased bids on a wider variety of search terms across more geographic regions.
We believe we’ve made the right decision at the right time to launch Local.com. We intend to capture local search market share by improving Local.com with a variety of search enhancements and user enhancements and I’ll talk about shortly. By growing the traffic in Local.com we increased the opportunity to generate revenues from click-throughs on the sponsored listings of both local and national advertisers.
You can see the sponsored listings today displayed alongside our proprietary algorithmic search results. Those advertisers are supplied by partners such as LookSmart, Ask Jeeves, Verizon’s SuperPages, City Search, YP.com and our many other advertising network partners. We intend to increase the number of suppliers of advertisers into Local.com by continuing to focus on partnering in 5 key areas. Yellow Pages, regional newspaper publishers, search engine marketers, verticals and geo-oriented sites. We’ve already, we have already established partnerships in each of these areas and we expect to launch to facilitate a variety of new partnerships in the coming months.
Local.com is built on our proprietary algorithmic search technologies. What you see on Local.com today is all our own technology. We view the database of information that uses our Keyword DNA technology which increases database searchability with local Web listings of chain through our advanced Web Crawling and Indexing Technology. This technology was acquired by the company during second quarter.
We believe our search message and technologies along with the Local.com brand are highly defensible. These technologies would be very difficult for our channel partners to develop. And as a result of this, we believe they’ll want to partner with us for access to our search technology. We’ll make this available to them under the Local.com brand.
Marketing of Local.com is already begun across our search distribution network. And will increase shortly with the launch of a broader internet marketing campaign to drive traffic to the site and build the Local.com brand. Local.com also represents the natural vehicle for search engine optimization. And we’re presently optimizing Local.com for indexing by the major search engines. This strategy enables our unique search content to be available to consumers across many well-known search engines. This in turn drives traffic directly from those engines to Local.com. We intend to provide updates on the growth and Local.com traffic in due course.
I’d like to hand it over at this point to Bruce.

Bruce Crair - Interchange — COO
Thanks Heath. I wanted to take a brief moment to introduce myself. And give everyone a little background on me, and what I see for the future for our company. I’ve spent more than 25 years of technology in both wired and wireless telecom and in the internet space. Over the last 10 years I’ve been mostly involved in various start ups. I was the Founder and President of Cox Communications PCS, the Southern California affiliate of Sprint PCS. And in 3 years grew that business from 1 employee to more than 1,100 along with more than 200,000 customers.
I was also the President of eVoice at the time the leading provider of internet enabled voice services for consumers. eVoice was sold to AOL in 2001. Most recently, I was co-founder and COO of ZeroDegrees, one of the leading online providers of social and business networking. We sold ZeroDegrees to IAC/InterActive Corp in February 2004. When I was first approached regarding joining Interchange, I was intrigued. I’ve watched the search space grow and change over the past few years. And I kept a close eye on the different opportunities that had presented themselves to the different players. It’s become obvious that in order to be successful in this space, one needs to have some key differentiating factors.
First, the company has to focus unerringly on the consumer. And provide an outstanding user experience and huge value to that consumer. Second, a successful company needs to provide services and features that are differentiated from the run-of-the-mill. And finally, that company needs to provide a way to effectively monetize that product with defensible technology. I believe Interchange meets each of these requirements.
As Heath has outlined, the Company has developed an outstanding new search platform for consumers who can find businesses local to where they live and shop. Combined with our large network of national advertisers and publishers, we can provide advertisers some very attractive real estate to reach their target consumers. I’m very excited about this new product. And look forward to helping drive our success. But more than just the product and service, a company is represented by its people. And as I got to know Heath, Doug and the entire team, I realize that Interchange has an outstanding group of dedicated employees, working together to bring useful products to market.

In addition, the key strengths that I think I bring to the table are a good addition to the team at Interchange. And compliment the team’s already considerable strength very well. I’m really excited to be here and look forward to working with the entire team to drive our success.
Now I’ll turn the call over to Doug to review our financials.

Doug Norman - Interchange — CFO
Thank you Bruce. Our second quarter revenue was 4.8 million, which represented an 11%, increase over 4.3 million for the same period in 2004. Of total revenue, 62% came from our direct advertisers and 38% came from our advertiser network partners. Our largest advertiser network partner LookSmart represented 27% of our revenues for the quarter, which is down from 29% in Q1. Our revenue from our European operations was 228,000.
Our expenses for the quarter was as follows; Search serving was 2.6 million or 55% of revenue. We have over 300 distributors and no distribution network partner represented more than 10% of our revenue for Q2. Sales and marketing totaled $1.5 million or 32% of revenue. General and administrative expenses totaled $961,000 or 20% of revenue. Research and development totaled $459,000 or 10% of revenue. Amortization of intangibles totaled $177,000 or 4% of revenue.
And as a result of the acquisition of Inspire in Q1, and the Web Indexing Technology purchase in Q2, we had an operating loss of $1 million 60,000. Interest income was $226,000 and included a successful reduction of an existing liability, which contributed to earnings. Our net loss totaled $828,000. Our basic and diluted net loss per share was $0.10. Basic and diluted earnings per share were calculated based on 8,536,068 shares outstanding. Stock options and warrants are not included in the diluted earnings per share as they would be considered anti-dilutive.
Fixed asset expenditures were $229,000 for the quarter and depreciation and amortization was $342,000. In addition, we completed the asset purchase of Web Indexing Technology for $500,000 in cash and $750,000 in stock. I would now like to provide the financial guidance for the third quarter. The Company expects third quarter revenue to be between 4.3 million and 4.6 million. We expect a net loss of between 1.5 million and 1.6 million or $0.17 to $0.18 per share. The increase in net loss for the quarter from our previous guidance of $0.06 to $0.09 per share, is a result of a lower revenue and related search serving expenses to reflect the current market conditions.
This forecast does not include any potential revenue from the launch of Local.com, but this does include both marketing and research and development expenses for our local-search initiative. This forecast does not also include any tax provision adjustment for the utilization or reversal of our net operating loss carry-forwards. Or any potential impairment of intangible assets from our acquisitions. The earnings per share forecast assumes a weighted average share count of 8,950,000 shares. Since the Company wasn’t at loss basic and diluted shares are the same since options and warrants are not included as they would be considered anti-dilutive.
Although we had previously given some guidance for Q4, we’ll not provide any at this time since the company has just launched Local.com and currently has additional initiatives in process. Now I’d like to discuss the balance sheet. As of June 30th 2005 we had 17.9 million in cash, cash equivalent and marketable securities. And working capital of 16.7 million. During the quarter we funded the final $1.5 million due for the acquisition of Inspire. In summary, we have a strong balance sheet and sufficient capital and are well positioned to execute on our plans.
I’d now like to turn the call back over to Heath.

Heath Clarke - Interchange — CEO
Thank you Doug. Click through revenues derived on Local.com represent a higher margin, than National-Search with potentially 70 to 80% gross margins achievable. We believe revenues from Local.com and Local-Search generally will represent an important and increasing part of our revenue mix moving forward. As a Beta launch we recognize and ask you to recognize that this is only the second day of release and there will be anomalies in our search results. We encourage you all to give us your feedback. This is a valuable part of the Beta process.
The Beta however is by no means all we’ve got. We wanted to get Local.com out to the market to get consumer and partner feedback and to begin building our brand, our market share on Local.com partnerships. We have a wide variety of enhancement plans. Some will be visible. Mapping is a great example of this. And some such as data management enhancements will not be visible. All for the purpose of improving search accuracy, relevance, content, and the Local.com consumer experience. We intend to build Local.com into a leading Local-Search destination site and will continue to invest where needed to make Local.com a success.

To summarize, Local.com is now been launched representing our entrance into the high growth consumer facing local-search market. We believe Local.com will over time yield better margins, higher revenues per click, greater long-term defensibility and greater growth. This is a Beta. We have many enhancements yet to be incorporated into the site and the experience will improve. We believe Local.com will be a catalyst for new relationships with our 5 local advertiser channels, search engine marketers, yellow pages, geo sites, regional newspaper publishers and verticals.
Now I’d like to provide some specifics of our 5 point growth strategy. First, development of new search services. Local.com is a primary example of our development in new search services. Additional improvements will be directed towards enhancing the Local.com user experience. For example, we intend to provide more information about the businesses listed in our search results. We’ll enable small businesses to edit their own listings at no charge. This includes submission of their products and services to our index along with their websites for indexing by our Web Crawler.
Our mapping will be enhanced and our search quality generally will be improved through enhancements in our algorithms as well as through further integration of our 2 technologies under a single unified data management platform. Data management has become an increasingly important part of our Local-Search business since we’re bringing together disparate data sources in order to provide a rich set of data around each business listing. This data management platform is being provided by our European subsidiary, Inspire Infrastructure.
On the mobile front, you’ll soon be able to send results from the web to your phone via SMS local and to search wirelessly via Local.com planned website. Today you can reserve tables at select restaurants via Local.com. In future we want you to be able to do additional things. For example, click to call or to buy theatre or movie tickets via the site. These are just a few of the many enhancements we have planned for Local.com.
We’ll also invest in the National-Search to ensure that we’re doing all that we can to grow this side of our business. We’ve been working on traffic quality since day one and this work will never stop. Ultimately, we intend to improve our sophistication and automation of our process to monitor and enhance the quality of traffic we send to our advertisers. Our goal is to get to know our network as much better tomorrow then we did today. By learning more about our network on behalf of our advertisers, we believe we can do a better job of delivering to them the right kind of traffic and growing National-Search revenues once again.
Second, expansion of our advertiser network. We believe the launch of Local.com presents us through the substantial improve ability to form new Local-Search partnerships. A key objective of the company is to secure a relationship with a tier 1 search engine in order to monetize Local.com search traffic as effectively as possible. We also intend to continue local advertiser aggregation via our local channel strategy. We’ll shortly be announcing the completion of enhancements to make it easier for our channel partners to deliver their advertisers to Local.com into our distribution network. This is a non-visible enhancement that enables us to better monetize our search traffic and more easily enter into future partnerships.
Three, expansion of our advertiser distribution network. We believe that we can leverage the Local.com brand and search technologies to increase distribution to our current national network. For example, we intend to offer Local.com hosted solution to enable our high value distribution partners to provide local search results on their on sites with our brand and advertisers appearing alongside the search results. We also intend to scale up the expansion of the Local.com Syndication Network. We’d like to make signing up for Local.com listings as easy as completing online application and copying the code.
Four, geographic expansion. Local.com is now been deployed in the US marketplace. And we intend to launch in UK, during the fourth quarter. We intend to launch in additional European markets during 2006. Fifth, potential acquisitions. At this time we’re not actively pursuing more acquisition candidates although we are reviewing select candidates that are presented to us from time to time. We believe that there are several businesses that fit strategically into our Local-Search focus. However, our mission for now is to execute on Local.com and the planned improvements in our national search business.
To summarize, our 5 point growth strategy remains full of considerable opportunity that requires our continued focus on delivering the best local search experience on the internet. Local.com is now the anchor tenant for future products, partnerships, distribution, geographic expansion and M&A activity. Although we continue to be challenged in our national search business we delivered Local.com on time and on budget. Our future lies in local search and we believe Local.com represents the solid entry into the emerging local search market.
Our focus from this point forward is to build our brand, build our traffic, improve our algorithms, increase our features, gain market share and grow our revenues. Now is the time to seize the day in local search to gain market share when there are limited number of meaningful competitors. And that’s our view of the market today. We’ll continue to invest in growing Local.com for the long term because we believe this is the best way to enhance shareholder value.

I’d now like to turn it over to moderator for Q&A.
QUESTION AND ANSWER

Operator
[Operator Instructions].
We’ll have our first question from Randy Silverman (ph), GunnAllen Financial.

Randy Silverman - GunnAllen Financial — Analyst
Hey guys, how are you doing today?

Heath Clarke - Interchange — CEO
How are you?

Randy Silverman - GunnAllen Financial — Analyst
Good. Currently are you guys speaking with any of the cell phone providers to get maybe an icon for Local.com to be a direct link from a cell phone?

Heath Clarke - Interchange — CEO
We’re not speaking with any today. We had spoken with them in the past about that strategy. It’s certainly something that would be highly desirable for us to do. And we want to be — basically we want to be on as many as handsets as we can. We call that being on the deck and that’s a piece of the strategy for sure.

Randy Silverman - GunnAllen Financial — Analyst
And what about takeover? What if somebody wanted to buy you guys? Will you be opposed to that?

Heath Clarke - Interchange — CEO
Early (ph) obliged to look at the offers.

Randy Silverman - GunnAllen Financial — Analyst
Okay. Thank you.

Operator
We’ll have our next question from Rich Ingrassia (ph) Roth Capital Partners.

Rich Ingrassia - Roth Capital Partners — Analyst
Thanks. Afternoon everybody.

Heath Clarke - Interchange — CEO
Hi Rich.

Doug Norman - Interchange — CFO
Hi Rich.

Rich Ingrassia - Roth Capital Partners — Analyst
Heath, can you say little more about your intention to strike a local partnership with a tier 1 search engine. How would such a deal be structured? And would you be paid in a way, the revenue share type arrangement similar to today?

Heath Clarke - Interchange — CEO
Yes. I mean it’s conceptually we have a destination site. We believe we have high value traffic. Clearly our view is that that will grow overtime. And this represents an opportunity as opposed to our current distribution network oriented business, an opportunity to partner on a destination site basis. And to the extent that we have valuable traffic, we feel that’s a great opportunity to partner to deliver some of that traffic to a tier 1 advertiser lets say.
So one would presume it is going to be a standard kind of arrangement where they’re distributing their advertiser across portions of our site. And to the extent that revenues are generated those revenues are shared with us. The good part is that we don’t have to subsequently share those revenues as we’re doing in our current model, hence the larger margins, gross margins.

Rich Ingrassia - Roth Capital Partners — Analyst
But a partner of that kind would obviously — well would logically be one of the engines that doesn’t currently offer robust local search of its own right? Otherwise you’re putting 2 steps in front of consumers instead of 1?

Heath Clarke - Interchange — CEO
Well when we say partner, what we’re talking about is partnering for their advertisers on Local.com, to put them on Local.com. Not to distribute to our local search inventory to them necessarily. That would be a different kind of partnership. So in the context of that objective of ours, to secure tier 1 relationship, what we’re talking about is there are a number of tier 1 players that have a large number of national advertisers and perhaps some local in there too. And there is an opportunity to partner with them I believe. And we certainly would like to do that. It would be, conceptually no different from a Google partnering with an Ask Jeeves is to advertise Google advertisers on Ask Jeeves. It’s that concept. Although that’s not necessarily any reference, reference to any of the discussions we’re having.

Rich Ingrassia - Roth Capital Partners — Analyst
Okay. And I know you haven’t been doing this but I still ask anyway. Can you offer any kind of operating metrics on the quarter? Either total searches, total clicks, revenue per conversion. If not the metrics themselves maybe some sense of how the metrics compared to a year ago?

Heath Clarke - Interchange — CEO
Yes we — no we haven’t provided that guidance. We don’t give the revenue per click. I think that the net, net is that we’re not satisfied with that generally. And we think there is a lot more that we can do. I don’t know that there is any value in kind of accessing one number versus another in a given quarterly versus the year ago quarter. And because we have not disclosed it in the past, I don’t think it makes sense to do that now.

Rich Ingrassia - Roth Capital Partners — Analyst
Okay. Fair enough. And quickly then, if you’re able to separate operating expenses what percent of SG&A and R&D would you say are devoted to Local.com today? And what percent to your legacy — national network?

Doug Norman - Interchange — CFO
This is Doug. I would say to just to give you a flavor, R&D is probably around 80% focused on Local.com and other local search initiatives as well. General administrative, just G&A sort of across the board was just general corporate as well, so we don’t not really — I can’t really come up with that number off the bat. Sales and marketing obviously we’re focusing most of our efforts on the launch of Local.com and another local initiatives as well. So the majority of that is going towards that as well.

Rich Ingrassia - Roth Capital Partners — Analyst
Okay. Thanks. And then, Doug, while have you, what are your capital expending expectations for the back half of the year?

Doug Norman - Interchange — CFO
Right now I’ll tell you through Q3, we expect CapEx to be about 700,000. It’s rather higher this quarter because we did move into our new offices, about 300,000 is related to the office expenses. And then significant probably around 150 to 200 in Q4. And that would bring total CapEx to around 1.8 million which we — I think we told the Street previously that we’d spent between 1.8 and 2 this year. So we’re still on target for that.

Rich Ingrassia - Ross Capital Partners — Analyst
Okay. Thank you.

Heath Clarke - Interchange — CEO
Thanks Rich.

Rich Ingrassia - Roth Capital Partners — Analyst
You’re welcome.

Operator
And we’ll have our next question from Craig Bradner (ph), GunnAllen Financial.

Craig Bradner - GunnAllen Financial — Analyst
Good afternoon gentlemen.

Heath Clarke - Interchange — CEO
Hi Craig.

Craig Bradner - GunnAllen Financial — Analyst
Doug, can you repeat the revenue number for your European acquisition again? I think that it was around 200,000. But I want to make sure.

Doug Norman - Interchange — CFO
228.

Craig Bradner - GunnAllen Financial — Analyst
228?

Doug Norman - Interchange — CFO
Yes.

Craig Bradner - GunnAllen Financial — Analyst
Correct me if I’m wrong, it seems to me that, if memory serves me correctly that you paid about $15 million for that acquisition. What exactly were you buying? How does that fit into your future strategy? And if you’re doing $228,000 in revenues, how long is it going to take to you to recoup your $15 million investment?

Doug Norman - Interchange — CFO
Like we said it in the second quarter or for the first quarter earnings call, the revenue potential from the European operation is weighted towards the second half of the year. We bought, as I mentioned earlier in this presentation, we bought Search Technologies. And in this case, our data management platform that our entire business is going to run on. So it’s a very sophisticated platform, clustered search technologies that we’re actually currently in process deploying in the United States. Our whole Local.com site whether it’s in the US, or the UK, or subsequent markets, will be running on that platform. It’s an important part of the success of Local.com.
In addition to that we have customers in 8 countries. And this provides us with a preexisting customer base with which to launch new products and services in those countries. It gives us experience in the SMS search provisioning — or SMS provisioning marketplace. They have customers in Europe where they run the SMS platforms for those customers. It gives us a footprint in the directory assistance search marketplace, which we don’t have, but we’ve identified as an interesting area for pay per call services in future. It gives us an experience in foreign language local search which we didn’t have prior to the acquisition. There is a wide variety of areas where this adds value and not necessarily attributable directly to the revenues in the second quarter.

Craig Bradner - GunnAllen Financial — Analyst
Okay, thank you.

Doug Norman - Interchange — CFO
Thank you.

Operator
[Operator Instructions].
We’ll go next to Mike Tensil (ph) GunnAllen Financial.

Mike Tensil - GunnAllen Financial — Analyst
How you doing, guys?

Heath Clarke - Interchange — CEO
Hi there.

Mike Tensil - GunnAllen Financial — Analyst
I want to follow up on the last gentlemen’s question there because I mean I understand that 228 million of revenue. And I was under the mistaken impression of $15 million — 228,000 revenue, $15 million purchase. And I guess what I was wondering is basically is — we talked about it being in the second half of the year which would be coming up on that shortly. But do you look for revenues to ramp up dramatically coming out of that the European theatre for this particular — to help to add more revenue to the bottom line to I guess help offset some of the expenses and also to make your numbers look better?

Doug Norman - Interchange — CFO
Yes this is Doug. And we do expect it still more until towards the later half, probably more into Q4 to start contributing more revenue. They have number of proposals out on the table and we just haven’t been able to bring those home just yet, we thought we could by now. But they are not firmed out just yet, but there is quite a bit of opportunities in Europe still left out there not only just for the remaining of this year, but for next year as well. And so, we are looking at certainly bigger contributions from them in the future.

Heath Clarke - Interchange — CEO
I also wanted to add is that as a relatively small group, we are also looking at the best use of that group to focus on unifying our technology platform which is again where they’re very strong in the local search data management piece or going out to — after small or even medium sized clients or even large clients in the European marketplace. And we’ve agreed that the best use of this resource today is to get us on a single platform because that will allow us to grow more rapidly in future. We’ll be far better positioned.

Mike Tensil - GunnAllen Financial — Analyst
Well, on the other’s aspect on — another topic to cite would be as far as have an analyst coverage, who all currently do we covering the stock and also are their numbers in line with your numbers?

Heath Clarke - Interchange — CEO
Rich Angresia from Ross Capital covers us. Clay Moran from Stanford Group covers us. And their numbers available widely. I don’t have them in front of me right now. Like we said our Q2 numbers in line with our prior guidance.

Mike Tensil - GunnAllen Financial — Analyst
But are their numbers basically similar to what you have, going forward that you know of?

Doug Norman - Interchange — CFO
At the current outstanding reports that are out there I don’t think so because the guidance that we just gave (audio technical difficulty).

Mike Tensil - GunnAllen Financial — Analyst
Hello, hello.

Operator
Please stand by ladies and gentlemen. These speakers have just disconnected from the conference call. We will be attempting to reconnect their lines.

Landon Barretto - Interchange — Call Moderator
This is Landon I’m still here.

Operator
And again ladies and gentlemen please stand by, we are re-attempting to connect the lines of the speakers.

Mike Tensil - GunnAllen Financial — Analyst
Who else is on this line?

Landen Bruno - Interchange — Call Moderator
Landon.

Mike Tensil - GunnAllen Financial — Analyst
Hi Landon, where are you?

Landon Barretto - Interchange — Call Moderator
I’m in a different location, so I didn’t get cut off.

Mike Tensil - GunnAllen Financial — Analyst
I didn’t get either. Can you still hear them though?

Landon Barretto - Interchange — Call Moderator
No.

Mike Tensil - GunnAllen Financial — Analyst
I can’t either. Landon, where you located?

Landon Barretto - Interchange — Call Moderator
In Seattle.

Mike Tensil - GunnAllen Financial — Analyst
Seattle.

Landon Barretto - Interchange — Call Moderator
This is unfortunate. Apologize to everyone.

Mike Tensil - GunnAllen Financial — Analyst
No problem.

Landon Barretto - Interchange — Call Moderator
Just a technical issue, most likely.

Operator
Ladies and gentlemen, we do apologize we still are trying to re-attempt to connect the speaker’s line. And our speakers have reconnected. Mr. Tensil, please go ahead with your question.

Mike Tensil - GunnAllen Financial — Analyst
I think that you answered the question as far I know, the different analysts, but just wondered as far as getting some other institutional coverage or whatever else we might be able to get?.

Heath Clarke - Interchange — CEO
Yes, sure. I apologize for that. Not sure what that technical issue was. We are talking with various people from various groups all the time and we do anticipate additional coverage but ultimately it’s up to those groups to initiate. And we would like to see certainly additional coverage and that’s why we keep those communications open at all times.

Mike Tensil - GunnAllen Financial — Analyst
Thank you.

Heath Clarke - Interchange — CEO
Thank you.

Doug Norman - Interchange — CFO
Thanks, Mike.

Operator
[Operator Instructions].
We’ll have our next question from Clay Moran, from Stanford Group.

Clay Moran - Stanford Group — Analyst
Hi thanks for taking my questions.

Doug Norman - Interchange — CFO
Sure.

Clay Moran - Stanford Group — Analyst
You mentioned in passing some new initiatives, I think when you were talking about your forward guidance. But the cash per share is down to about $2 now. And these new initiatives, are they going to take any significant cash, is there a significant investment involved with these?

Heath Clarke - Interchange — CEO
Sure. The actual cash — cash per share of $2, 17 million in cash. We are projecting net losses approximately $0.17, $0.18 per share. So we have more than enough cash to do what we have laid out on today’s call. That isn’t the issue. The issue is making sure that we execute and we have plenty of capital to do that. We are not giving guidance into the fourth quarter, but we don’t anticipate — even close to anticipate that cash is a problem.

Clay Moran - Stanford Group — Analyst
So these new initiatives you were talking about they are baked in already and they are not anything new in regards to acquisitions or other type of investments?

Heath Clarke - Interchange — CEO
Yes, they are backed into the current forecast. Yes.

Clay Moran - Stanford Group — Analyst
Okay, and then in terms of the National Search side of things, do you have any sense of when the revenue declines will stabilize and start to even maybe possibly uptick?

Heath Clarke - Interchange — CEO
We think that the seasonality going from the third quarter to the fourth quarter will provide an opportunity for that to begin to grow again. We haven’t stated that explicitly because we have so much going on with those planned enhancements. Ultimately we want to try to build this, such that the network is of long term value to advertisers. And we’ll do what we need to do there to be consistent in delivering that value. All things being equal, you would presume that the fourth quarter is going to see an uptick just because it’s the fourth quarter and that’s a good quarter for the search business.

Clay Moran - Stanford Group — Analyst
Okay, and then on the search serving line, that as a percentage of revenue has been increasing in the past few quarters. Is that something else that should continue to trend that way or should that start to plateau? What should we expect there?

Heath Clarke - Interchange — CEO
The search serving line, in a moment I’ll hand this over to Doug, we’re dialed in via cell phone right now. The search serving line increased principally due to increased amortization related to — or increased depreciation basically. We’ve as Doug said, we’ve — we will spent about $1.8 million this year, which is in line with our guidance and that’s basically it’s as — from purchase onwards. So that’s been growing, mainly the growth in that is due to increase equipment purchases.

Clay Moran - Stanford Group — Analyst
Do you know what the depreciation was for the quarter?

Heath Clarke - Interchange — CEO
Depreciation for the quarter? $342,000.

Clay Moran - Stanford Group — Analyst
Okay, thanks. One more question. I thought one of the differentiators for local search was the 1 box idea. What happened with that? How come — or did I have that wrong? And how come we’re 2 boxes and is that really that much of a differentiator anyway?

Heath Clarke - Interchange — CEO
No, I think the differentiation is certainly 1 box. We’ve gone to 2 boxes right now, because that seems to be the standard for local search. We actually found that some consumers were confused with a single box — not sure where to put the address, the location or the products. So we kept it simple, we put it to 2 boxes. The real strength in the 1 box and the underlying technology that enable that to occur means that we can take searches from other search engines that use 1 box. So that’s still the case today. And that’s, virtually all search engines using one box. And so we intend to add in subsequent versions the one box again and make it something that’s available to, for example, to power users.

Clay Moran - Stanford Group — Analyst
Okay thanks.

Heath Clarke - Interchange — CEO
Thanks, Clay.

Operator
We’ll have our next question from Rich Ganall (ph), iTrade Direct.

Rich Ganall - iTrade Direct — Analyst
Hey guys what’s going on.

Heath Clarke - Interchange — CEO
Hi Rich.

Doug Norman - Interchange — CFO
Hi Rich.

Rich Ganall - iTrade Direct — Analyst
Two questions. One the Beta, how long is it that going to last in a Beta test? And does it have to be at a Beta before maybe we get a partnership with a tier 1 search engine? And 2, how is my neighbor going to find you on line?

Heath Clarke - Interchange — CEO
Sure.

Rich Ganall - iTrade Direct — Analyst
How is the regular Joe Small going to find you online? Because right now I can’t — unless I know you I can’t find you?

Heath Clarke - Interchange — CEO
Yes, now I understand. Okay, so the first question is, how long is it going to be in Beta. No, we haven’t defined the Beta period at this point. And no, that wouldn’t preclude us from doing any kind of partnership. Our goal is to drive traffic. And this kind of leads to your second question. How does somebody find out about Local.com? We have begun distributing sponsored listings across our current distribution network which is pretty extensive network at 300 plus partnerships.
And so, if your neighbor ended up on one of those sites and did a search, she may see a link there for Local.com and click on that link and go to search results on Local.com. That’s one example. We will be launching, as I mentioned in the call, next week a marketing campaign. So, she may be on her favorite site and see an ad there for Local.com and she may click on that ad and then end up on that site.
A third piece is search engine optimization. So this may take a little bit longer. We have wide variety of content for over 16 million businesses, and that content can, using that content will be made available for spidering by the major search engines. And what that means is, potentially you might go to a major search engine and do a search for fresh roses in a Newport Beach, and you’ll see, in the algorithmic search results, a listing for Local.com for an actual business in Newport Beach. If you click on that listing you’ll end up on Local.com. So, there is a number of streams of traffic that will be delivered through the Local.com.

Rich Ganall - iTrade Direct — Analyst
All right, thank you.

Heath Clarke - Interchange — CEO
Thank you.

Operator
And that does conclude our questions and answer session. I’ll turn the conference back over to our speakers for any other additional closing remarks.

Heath Clarke - Interchange — CEO
I’d like to thank everybody for their interest. I apologize for the technical difficulties. Thank you for your questions and please use Local.com and send us your feedback. We look forward to it. Thank you.

Doug Norman - Interchange — CFO
Thank you.

Operator
That does conclude today’s conference call. You may disconnect at this time. We do appreciate your participation.